GENUINE PARTS COMPANY

NEWS RELEASE

FOR IMMEDIATE RELEASE

GENUINE PARTS COMPANY
ANNOUNCES OFFICER CHANGE AND
DECLARES REGULAR QUARTERLY DIVIDEND

Atlanta, Georgia, April 24, 2017 – Genuine Parts Company (NYSE: GPC) announced today that its Board of Directors has elected Sidney G. Jones to the position of Senior Vice President of Investor Relations. Mr. Jones has been with the Company for 27 years and was previously Vice President of Investor Relations.

Paul Donahue, President and Chief Executive Officer of Genuine Parts Company, stated, “Sid has successfully led our investor relations efforts since 2003 and is well deserving of this expanded leadership role. He has distinguished himself with his broad financial and business knowledge and communicates our Company’s message to both internal and external parties with critical insight and understanding. We look forward to his many future contributions.”

The Board of Directors of Genuine Parts Company declared a regular quarterly cash dividend of sixty-seven and one-half cents ($0.675) per share on the Company’s common stock.

The dividend is payable July 3, 2017 to shareholders of record June 9, 2017.

About Genuine Parts Company

Genuine Parts Company is a distributor of automotive replacement parts in the U.S., Canada, Mexico and Australasia. The Company also distributes industrial replacement parts in the U.S., Canada and Mexico through its Motion Industries subsidiary. S. P. Richards Company, the Office Products Group, distributes business products in the U.S. and Canada. The Electrical/Electronic Group, EIS, Inc., distributes electrical and electronic components throughout the U.S., Canada and Mexico. Genuine Parts Company had 2016 revenues of $15.3 billion.

Contacts

Carol B. Yancey, Executive Vice President and CFO – (678) 934-5044
Sidney G. Jones, Senior Vice President — Investor Relations – (678) 934-5628